                                                                   Exhibit(d)(4)

                               SEPARATION POLICY

     This separation policy (the "Separation Policy"), effective ___________, 2000, covers the employees of BI Incorporated (the "Company") which are named in the attached Schedule A and such additional employees as the Company's Board of
             ----------
Directors shall in its sole discretion determine from time to time. Each individual employee covered by this Separation Policy shall be hereinafter referred to an Employee.

I.   SEVERANCE PAYMENTS

     In the event an Employee's employment with the Company is terminated by reason of an Involuntary Termination other than for Cause, death or permanent disability, the Company shall pay to such Employee a separation benefit equal to the greater of (i) twelve (12) months' salary, or (ii) an amount of months' salary equal to the amount of years such Employee has been employed by the Company, up to twenty-four (24) months, (in either case, at the employee's then effective base salary rate) to be paid in monthly installments; provided, that in the event that such Involuntary Termination occurs as a result of a Change of Control, the Company shall pay to such Employee a separation benefit equal to twenty-four (24) months' salary (at the employee's then effective base salary rate) to be paid in monthly installments.

     For purposes hereof, a "Change of Control" shall mean the acquisition of a majority or more of the outstanding stock of KBII Holdings, Inc., a Delaware corporation, or any successor entity thereto by any person or "group" (as that term is used in Regulation 13D under the Securities Exchange Act of 1934) other than the shareholder(s) of the Company as of _______________, 2000, and their respective affiliates.

II.  DEATH

     In the event of termination of an Employee because of the Employee's death, the Employee's beneficiaries shall be entitled to:

     (1) the Employees' base salary which would otherwise have been payable to the Employee up to the end of the month in which his death occurred; and

     (2) a pro rata portion of his annual bonus earned to the Employees' date of death, payable on the date such bonuses are normally paid; and

     (3)  proceeds due from any life insurance coverage provided.

III. TOTAL AND PERMANENT DISABILITY

     In the event of termination of employment due to the total and permanent disability of the Employee, as defined in any applicable long-term disability plan provided by the Company or any subsidiary, that continues for six (6) consecutive months or a total of seven (7) months out of any twelve (12) consecutive months, the Employee's participation in such long-term disability plan shall continue under the terms of that plan, and the Employee shall remain entitled to receive the payments required to be made thereunder. In addition, the Employee shall continue to receive all life insurance, health, major medical and dental insurance benefits provided for hereunder for an additional period of six (6) months, at no additional cost to the Employee.

     The determination of total and permanent disability shall be made by a physician selected and employed by the Company after appropriate examination of Employee. If Employee disagrees with the physician determination of the Company's physician, Employee may, at his sole cost, select a physician to make an independent determination of total and permanent disability. If the Company's and Employee's physicians do not agree within thirty (30) days of Employee's physician's communication of his determination to the Company, such physicians jointly shall select a third neutral physician to make the determination, which shall be binding on all parties. The fees of the third physician shall be borne equally by Employee and the Company, and the third physician shall be entitled to examine Employee and review any information submitted by the Company's or Employee's physicians.

IV.  INVOLUNTARY TERMINATION

     As used herein, the term "Involuntary Termination" means the termination of the Employee's employment with the Company which occurs by reason of such Employee's involuntary dismissal or discharge by the Company for reasons other than Cause or such Employee's resignation or early retirement as a result of (i) a material and permanent reduction (i.e., for a continuous period of six (6)
                                    ----
months or more) by the Company in the degree of responsibility and authority of such Employee, which reduction shall continue after the Company's receipt of written notice from such Employee, or (ii) the Company's failure to pay such Employee's then current salary or bonus in accordance with the Company's payroll practices within thirty (30) days of being due.

     For purposes of Section I of this Separation Policy, an Involuntary Termination shall not include a termination of the Employee's employment with the Company by reason of death or permanent disability.

V.   FOR CAUSE

     As used herein, the term "Cause" means (i) an Employee's willful and repeated failure to comply with the reasonable and lawful directives of the Company's Board of Directors or such Employee's supervisory personnel that is not cured within ten (10) days of notice being provided by the Company of such failure, or (ii) any criminal act or act of dishonesty, disloyalty, negligence, misconduct or moral turpitude by an Employee that is injurious to the property, operations, business or reputation of the Company or any subsidiary thereof, or
(ii) an Employee's material breach of any confidentiality or non-compete obligation, with the Company or any subsidiary thereof. A termination for "Cause" shall be determined by the Company's Board of Directors.

     In the event of termination for Cause, the Employee shall have no right to receive any form of compensation, remuneration or benefit otherwise required or provided hereunder, but shall be entitled to receive any unpaid salary earned to date and all unpaid and accrued vacation, sick and personal days.

VI.  CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

     In consideration of the separation arrangements contained herein, and because Employee is a member of the Company's management and has intimate knowledge of the Company's business practices, which, if exploited by Employee in contravention of this Agreement, would seriously, adversely and irreparably affect the interest of the Company and the ability of the Company to continue the business conducted by it; and in addition, in consideration of the Employee's capacity as a holder of an equity interest in the Company, the Employee hereby agrees that the Confidentiality, Employee Non-solicitation and Non-competition provisions attached hereto as Exhibit A shall be incorporated
                                              ---------
herein by reference for all purposes and Employee has agreed to be legally bound to such provisions. In the event that Employee is in violation of any of the terms of the Confidentiality, Employee Non-Solicitation and Non-competition provision; in addition to any other remedies the Company may have at law or under equity, Employee shall not be entitled to any separation payments provided for herein and the Company and KBII Holdings, Inc. shall have no obligation to make any such payments.

VII.  AMENDMENT AND TERMINATION

     The Company's Board of Directors may amend, modify, substitute, suspend or terminate the Separation Policy at any time; provided that such action may not materially reduce the benefits provided to an Employee hereunder without such Employee's prior consent.

VIII.  SEVERABILITY

     Each of the covenants and agreements contained herein shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or any other covenant contained herein. If a court of competent jurisdiction shall determine that any provision contained in this Separation Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

                                   SCHEDULE A

                        LIST OF PARTICIPATING EMPLOYEES
                        -------------------------------

                           AS OF               , 2000
                           --------------------------

                 EXHIBIT A to BI INCORPORATED SEVERANCE POLICY
                 ---------------------------------------------


          Confidentiality; Employee Non-Solicitation; Non-Competition
          -----------------------------------------------------------

1.  Trade Secrets and Confidential Information.
    ------------------------------------------

    a. All Proprietary Information (defined below), and all materials containing them, received or developed by Employee during the term of his employment by Company (in this Exhibit, the term "Company" refers collectively to Company, KBII Holdings Inc. and/or their respective affiliates) are confidential to Company, and will remain Company's property exclusively. Except as necessary to perform Employee's duties for Company, Employee will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any Proprietary Information. Employee's obligations regarding Trade Secrets (defined below) will continue indefinitely, while Employee's obligations regarding Confidential Information (defined below) will cease two (2) years from the date of termination of Employee's employment with Company for any reason.

    b. "Trade Secret" means information, including, but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, existing and future products and services, and employees of Company which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of Company's efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law.

    c. "Confidential Information" means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by Company which are treated as confidential by Company and not generally disclosed by Company to the public, and which relate to the business or financial affairs of Company, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

     d. "Proprietary Information" means collectively the Confidential Information and Trade Secrets. Proprietary Information also includes information that has been disclosed to Company or its affiliates by a third party that Company or any of its affiliates is obligated to treat as confidential or secret.

     Notwithstanding anything to the contrary in this subsection 1(d), "Proprietary Information" does not include any information that (A) is already known to Employee at the time it is disclosed to Employee by Company; or (B) before being divulged by Employee (1) has become generally known to the public through no wrongful act of Employee; (2) has been rightfully received by Employee from a third party without restriction on disclosure and without breach of an obligation of confidentiality running directly or indirectly to Company; (3) has been approved for release to the general public by a written authorization of Company; (4) has been independently developed by Employee without use, directly or indirectly, of the Proprietary Information received from Company; or (5) has been furnished to a third party by Company without restrictions on the third party's right to disclose the information.

      e. In the event Employee is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information of Company, Employee shall provide Company with prompt notice of such requirement in order to afford Company an opportunity to seek an appropriate protective order. However, if Company is unable to obtain or does not seek such protective order and Employee is, in the opinion of its counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

2.  Employee Non-Solicitation.  During the term of Employee's employment by
    -------------------------
Company, and for two (2) years after his termination, Employee will not, either directly or indirectly, on his behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, any employee of Company with whom Employee had regular contact in the course of his or her employment or any employee of Company at any facility where Employee performed services for Company.

3.  Customer Non-Solicitation.  During the term of Employee's employment by
    -------------------------
Company and for two (2) years after his termination, Employee shall not directly or indirectly, for himself or for any person, firm or employer, divert, solicit, or take away, or attempt to divert, solicit or take away, the patronage of any customers of Company with which Employee had actual contact during the term of Employee's employment by Company.

4.  Return of Property.  At Company's request or on termination of Employee's
    ------------------
employment with Company for any reason, Employee will deliver promptly to Company all property of Company in his possession or control, including, without limitation, all Proprietary Information, all materials containing them, and all originals and copies of all documents (whether in hard copy or stored in electronic form) which relate to or were prepared in the course of Employee's employment (including, but not limited, contracts, proposals or any information concerning the identity of customers, services provided by Employee and the pricing of these services).

5.  Remedies.  Employee agrees that the covenants and agreements contained in
    --------
this Exhibit are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Company and the business of Company; that immediate and irreparable injury, loss and damage will be suffered by Company should Employee breach of any of such covenants and agreements; and that, in addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), in recognition of the fact that Employee has special, unique, usual and extraordinary qualities that provides peculiar value to Company's business, Company shall be entitled to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by Employee of any of such covenants or agreements.

6.  Inventions.
    ----------

    a.  Generally.
        ---------

        (1) Employee agrees that all "Company Inventions" (as defined below) conceived or first reduced to practice by Employee during Employee's employment by Company and all copyrights and other rights to such Company Inventions shall become the property of Company. Employee hereby irrevocably assigns to Company all of Employee's rights to all Company Inventions.

        (2) Employee agrees that if Employee conceives an "Invention" (as defined below) during Employee's employment with Company for which there is a reasonable basis to believe that the conceived Invention is a Company Invention, Employee shall promptly provide a written description of the conceived Invention to Company adequate to allow evaluation thereof for a determination as to whether the Invention is a Company Invention .

        (3) If, upon commencement of Employee's employment with Company under this Agreement, Employee has previously conceived any Invention or acquired any ownership interest in any Invention, which: (A) is Employee's property, or of which Employee is a joint owner with another person or entity; (B) is not described in any issued patent as of the Effective Date; and (C) would be a Company Invention if such Invention was made while Employee is an employee of Company, then Employee shall, at his election, either: (1) provide Company with a written description of the Invention on Schedule 1 attached hereto, in which case the written description (but no rights to the Invention) shall become the property of Company; or (2) provide Company with a license as specified in the next subparagraph of this Agreement.

        (4) If Employee has previously conceived or acquired any ownership interest in an Invention described by the criteria set forth in the immediately preceding subparagraph and Employee elects not to disclose such Invention to Company as provided above, then Employee hereby grants to Company a nonexclusive, paid up, royalty-free license to use and practice such Invention.

        (5) Employee hereby represents to Company that he owns no patents, individually or jointly with others.

        (6) Notwithstanding any other provision in this Section 6, in no event shall Employee's assignment of any Invention to Company apply to an Invention that Employee develop entirely on his own time during his employment with Company without using Company's equipment, supplies, facilities, Proprietary Information, except for any Inventions that either: (A) relate at the time of conception or reduction to practice of the Invention to the "Business" (as such term is defined in Section 8 below) of Company, or to actual or demonstrably anticipated research or development of Company; or (B) result from any work performed by Employee for Company.

7. Copyrights.
   ----------

   a. Employee agrees that any Works created by Employee in the course of performing Employee's duties as an employee of Company are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. All right, title and interest to copyrights in all Works which have been or will be prepared by Employee within the scope of Employee's employment with Company will be the property of Company. Employee further acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in Company the copyrights to any such Works, Employee shall assign and hereby do assign to Company all right, title and interest to copyrights which Employee may have in such Works.

   b. Employee agrees to promptly disclose to Company all Works referred to in the immediately preceding subparagraph and execute and deliver all applications for registration, registrations, and other documents relating to the copyrights to such Works and provide such additional assistance, as Company may deem necessary and desirable to secure Company's title to the copyrights in such Works. Company shall be responsible for all expenses incurred in connection with the registration of all such copyrights.

   c. Employee hereby represents to Company that he claims no ownership rights in any Works, except those described on Schedule 2 attached hereto.

   d. Section 6 and 7 Definitions. As used in Sections 6 and 7 hereof, the following terms shall have the meanings ascribed to them below:

      (1) "Company Invention" means any Invention which is conceived by Employee alone or in a joint effort with others during Employee's employment by Company which (A) may be reasonably expected to be used in a product or service of Company, or a product or service similar to a product or service of Company; (B) results from work that Employee have been assigned as part of his duties as an employee of Company; (C) is in an area of technology which is the same or substantially related to the areas of technology with which Employee is involved in the performance of Employee's duties as an employee of Company; or (D) is useful, or which Employee reasonably expect may be useful, in any manufacturing, product or service design process of Company.

      (2) "Invention" means any discovery, whether or not patentable, including, but not limited to, any useful idea, invention, improvement, innovation, design, process, method, formula, technique, machine, manufacture, composition of matter, algorithm or computer program, as well as improvements thereto, which is new or which Employee has a reasonable basis to believe may be new.

      (3) "Work" means a copyrightable work of authorship, including without limitation, any technical descriptions for products, services, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials.

8.  Agreement Not to Compete.  Unless otherwise consented to in writing by
    ------------------------
Company, Employee agrees that during the Restricted Period, he will not, within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, engage in any Competing Business or provide managerial, supervisory, administrative, financial or consulting services or assistance to, or own a beneficial interest (except as a stockholder holding less than two percent (2%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any Competing Business.

    a. Definitions. As used in this Section 8, the following terms shall have
       -----------
the following meanings unless the context otherwise requires:

       (1) "Area" collectively shall mean the United States of America; it being agreed and stipulated by the parties that because of substantial sales, promotion, production and marketing efforts in this area, the Company has previously conducted substantial business therein.

       (2) "Business" shall mean the operations of the Company as conducted as of the Effective Date hereof, which includes without limitation, directly or indirectly, manufacturing and providing electronic monitoring equipment and the provision of related services, and the provision of community correctional services, to the criminal justice market worldwide.

       (3) "Competing Business" shall mean any business organization of whatever form engaged, either directly or indirectly, in any business or enterprise which is the same as, or substantially the same as, any of the Businesses.

       (4) "Directly or indirectly" shall mean (i) acting as an agent, representative, consultant, officer, director, independent contractor or employee of a Competing Business; (ii) participating in any such Competing Business as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a passive investor holding not more than a two percent (2%) equity interest in Competing Business); and (iii) communicating to any such Competing Business the names or addresses or any other information concerning any past, present, or identified prospective client or customer of the Company or of Company or any entity having title to the goodwill of the Company with respect to the Business.

       (5) "Restricted Period" shall mean the period commencing with the Effective Date hereof and ending on the date two (2) years after the termination of employment.